EXHIBIT 11
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INTRUST FINANCIAL CORPORATION
Computation of Earnings Per Share Years Ended December 31, 2000, 1999 and 1998 (Dollars in thousands except per share data)

                                                2000       1999       1998
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Basic Earnings Per Share:
Net income                                      $25,135    $22,458    $19,534
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Weighted average common shares outstanding    2,370,686  2,045,623  2,147,118

Basic earnings per share                         $10.60     $10.98      $9.10
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Diluted Earnings per Share:
Net Income                                      $25,135    $22,458    $19,534
Net reduction in interest expense assuming
  conversion of capital notes                         0        575        652
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Net income                                      $25,135    $23,033    $20,186
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Weighted average common shares outstanding
  assuming conversion of capital notes and
  exercise of stock options                   2,394,876  2,428,943  2,554,230

Diluted earnings per share                       $10.50      $9.48      $7.90
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